Exhibit 99.1

Duddell Street Acquisition Corp.

Announces Director Resignation

HONG KONG—April 22, 2022 – Duddell Street Acquisition Corp. (the “Company”) today announced that Mr. Mark Derrick Collier has resigned as a member of the Board of Directors (the “Board”). As a result of his resignation, Mr. Collier also resigned from his position as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board. The Company and the Board are grateful to Mr. Collier for his service and many contributions to the Company.

About Duddell Street Acquisition Corp.

Duddell Street Acquisition Corp. (the “Company”) was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Hong Kong-based hedge fund Maso Capital. Since inception, Maso Capital has invested in more than one thousand companies and situations across multiple sectors and geographies. Leveraging its stature and reputation in Hong Kong and its experienced investment team, Maso Capital has had investments in a number of TMT, healthcare, fintech and consumer companies in the region. For more information, please visit DSAC.co. On November 7, 2021, the Company entered into an Agreement and Plan of Merger by and among the Company, Grassroots Merger Sub, Inc., a Delaware corporation, and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”). The proposed business combination is expected to close in the second quarter of 2022, following the receipt of the required approval by the Company’s and FiscalNote’s shareholders and the fulfillment of other customary closing conditions.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected closing of the proposed business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Sam Joshi

Head of Business Development & Investor Relations

Maso Capital

8th Floor, Printing House

6 Duddell Street, Hong Kong
+ 852 3468 6225
Sam.Joshi@masocapital.com
https://masocapital.com/
https://dsac.co